PRESS RELEASE                                FOR IMMEDIATE RELEASE
                                             ---------------------
                                             Contact: Cameron D. McKeel
                                             Telephone No.: 870.836.6841
                                             Facsimile No.: 870.836.2122
                                             April 19, 2002



                              HCB BANCSHARES, INC.
                       ANNOUNCES STOCK REPURCHASE PROGRAM


     Camden, Arkansas ... HCB Bancshares, Inc. (NASDAQSC: HCBB), announced today that it is commencing a stock repurchase program to acquire up to 79,218 shares of HCB Bancshares' common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by HCB Bancshares.

     Cameron D. McKeel, President of HCB Bancshares, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within six months. Mr. McKeel explained that the Board of Directors considers the common stock to be an attractive investment. It is expected that a reduction in the amount of HCB Bancshares outstanding stock would have the effect of increasing book value per share, per share earnings and return on equity.

     According to Mr. McKeel, the repurchases generally would be effected through open market purchases.

     HCB Bancshares, Inc. is the holding company for HEARTLAND Community Bank, which conducts business through its main office located in Camden, Arkansas and five branch offices located in Bryant, Camden, Fordyce, Monticello and Sheridan, Arkansas.

     At December 31, 2002, HCB Bancshares had total assets of $284.3 million, total deposits of $165.2 million and stockholders' equity of $30.5 million. HCB Bancshares' common stock is listed on the Nasdaq Small Cap Market under the symbol "HCBB".